UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 27, 2023

MILESTONE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Québec	001-38899	Not applicable
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Dr. Frederik-Philips Boulevard,
Suite 420
Montréal, Québec CA	H4M 2X6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 336-0444

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MIST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2023, Milestone Pharmaceuticals Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Royalty Purchase Agreement”) and a Note Purchase Agreement (the “Note Purchase Agreement”) with RTW Investments, LP and certain of its affiliates (collectively, “RTW”).

Pursuant to the Royalty Purchase Agreement, RTW agreed to purchase, following U.S. Food and Drug Administration (“FDA”) approval of etripamil (subject to certain conditions), in exchange for a purchase price of $75.0 million, the right to receive a tiered quarterly royalty payments (the “royalty interest”) on the annual net product sales of etripamil in the United States in an amount equal to: (i) 7% (the “Initial Tier Royalty”) of annual net sales up to $500 million, (ii) 4% of annual net sales greater than $500 million and less than or equal to $800 million, and (iii) 1% of annual net sales greater than $800 million. If certain revenue thresholds for aggregate annual net sales in the United States are not met, the Initial Tier Royalty will increase to 9.5% beginning on January 1 of the following calendar year until a subsequent sales threshold is attained, at which time the Initial Tier Royalty would revert back to 7%.

The Royalty Purchase Agreement contains various representations and warranties, covenants, indemnification obligations and other provisions customary for transactions of this nature, including the grant of a back-up security interests in the purchased royalties and certain assets related to etripamil and restrictions on the incurrence of additional indebtedness.

Pursuant to the Note Purchase Agreement, we will issue and sell $50 million principal amount of 6.0% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”) to the holders, which is expected to close on March 29, 2023.

The 2029 Convertible Notes will be senior secured obligations and will be guaranteed on a senior secured basis by our wholly owned subsidiary, Milestone Pharmaceuticals USA, Inc. Interest at the annual rate of 6.0% is payable quarterly in cash or, at our option, payable in kind for the first three years. The maturity date for the 2029 Convertible Notes will be March 31, 2029 (the “Maturity Date”). The obligations under the 2029 Convertible Notes will be secured by substantially all of our and our subsidiary guarantor’s assets.

Each $1,000 of principal of the 2029 Convertible Notes (including any interest added thereto as payment in kind) is convertible into 191.0548 shares of our common shares, equivalent to an initial conversion price of approximately $5.23 per share, subject to customary anti-dilution adjustments. In addition, following a notice of redemption or certain corporate events that occur prior to the Maturity Date, we will, in certain circumstances, increase the conversion rate for a Holder who elects to convert its 2029 Convertible Notes in connection with such notice of redemption or corporate event.

Subject to specified conditions, on or after March 27, 2027, the 2029 Convertible Notes are redeemable by us if the closing sale price of the common shares exceeds 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption, at a redemption price equal to 100% of the principal amount of the 2029 Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Note Purchase Agreement contains customary terms and covenants, including negative covenants, such as limitations on indebtedness, liens, disposition of royalty interest and mergers. The Note Purchase Agreement also contains customary events of default, including defaults related to payment compliance, material inaccuracy of representations and warranties, covenant compliance, bankruptcy and insolvency proceedings, cross defaults to certain other agreements, judgment default and certain clinical trial failures.

The descriptions of the Royalty Purchase Agreement and the Note Purchase Agreement are not complete and are qualified in its entirety by reference to the complete text of the Royalty Purchase Agreement and the Note Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 7.01.	Regulation FD Disclosure.

On March 28, 2023, the Company issued a press release announcing a transaction with RTW pursuant to the Royalty Purchase Agreement and Note Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, or subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, or the Securities Act. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any other filing with the U.S. Securities Exchange Commission, or the SEC, made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated March 28, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE PHARMACEUTICALS INC.

Date: March 28, 2023	By:	/s/ Amit Hasija
Amit Hasija
Chief Financial Officer Principal Financial Officer